UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                                   NYFIX, INC.
                         (f/k/a Trinitech Systems, Inc.)
                 ----------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                          -----------------------------
                         (Title of Class of Securities)

                                   896406-10-5
                                 --------------
                                 (CUSIP Number)

                             Edward B. Winslow, Esq.
                            Jacobs Persinger & Parker
77  Water  Street,  New  York,  New  York  10005    212-344-1866
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 August 21, 2002
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------

CUSIP  No.  896406-10-5                SCHEDULE  13D

--------------------------------------------------------------------------------

(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Jerome Belson
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               1,013,950
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            118,350
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     1,013,950
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     118,350
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      1,132,300 shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          /X/
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      3.7%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5                 SCHEDULE 13D

--------------------------------------------------------------------------------

(1)   NAME  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Maxine Belson
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            22,000
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     22,000
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      22,000 shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.07%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5            SCHEDULE 13D

--------------------------------------------------------------------------------

(1)   NAME  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Matthew Belson
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            66,350
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     66,350
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      66,350 shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.2%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5            SCHEDULE 13D

--------------------------------------------------------------------------------

(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      The Jerome Belson Foundation, f/k/a The Joseph Belsky Foundation
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      New York
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               330,000
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            ---
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     330,000
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     ---
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      330,000 shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      1.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5            SCHEDULE 13D

--------------------------------------------------------------------------------

(1)   NAME  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Marjorie Belson
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            30,000
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     30,000
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      30,000 shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5             SCHEDULE 13D

--------------------------------------------------------------------------------

(1)   NAME  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Brianne Goldstein
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            ---
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     ---
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      -0- shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      ---
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5           SCHEDULE 13D

--------------------------------------------------------------------------------

(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Joshua Goldstein
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            ---
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     ---
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      -0- shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      ---
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5           SCHEDULE  13D

--------------------------------------------------------------------------------

(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Toby Goldstein
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            ---
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     ---
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      -0- shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      ---
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5           SCHEDULE   13D

--------------------------------------------------------------------------------

(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Jaclyn Belson
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            ---
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     ---
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      -0- shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      ---
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

CUSIP  No.  896406-10-5            SCHEDULE  13D

--------------------------------------------------------------------------------

(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS (ENTITIES ONLY)

      Jonathan Belson
--------------------------------------------------------------------------------
(2)   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------

(3)   SEC  USE  ONLY
--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              /  /

      Not applicable
--------------------------------------------------------------------------------

(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      USA
--------------------------------------------------------------------------------

NUMBER OF        (7) SOLE VOTING POWER
SHARES               ---
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH    (8) SHARED  VOTING  POWER
REPORTING            ---
PERSON  WITH     ---------------------------------------------------------------
                 (9) SOLE  DISPOSITIVE  POWER
                     ---
                 ---------------------------------------------------------------
                 (10)SHARED DISPOSITIVE POWER
                     ---
                 ---------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      -0- shares
--------------------------------------------------------------------------------

(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN          / /
      ROW  (11) EXCLUDES  CERTAIN  SHARES*

--------------------------------------------------------------------------------

(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      ---
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON*
      IN
--------------------------------------------------------------------------------

                          AMENDMENT NO. 3 SCHEDULE 13D

     The  Schedule  13D  as  heretofore  amended  is further amended as follows:

ITEM  2.  IDENTITY  AND  BACKGROUND  is  hereby  amended  as  follows:

     Brianne Goldstein, Joshua Goldstein, Toby Goldstein, Jaclyn Belson and Jonathan Belson who no longer hold any shares of Common Stock of the Company are eliminated from the listing of the persons filing this Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER is amended to add thereto the following:

     The following table sets forth the beneficial ownership as of September 12, 2002 of the Common Stock of the Company by the persons filing this Amendment to the Schedule 13D. As of the date of this Amendment such persons, in the aggregate, are the beneficial owners of less than 5% of the Company's outstanding Common Stock.


                                       Percentage of
Name                  No. of Shares     Outstanding*
----                  -------------     -----------
Jerome Belson         1,135,300 (1)      3.7
Maxine Belson            22,000 (2)      0.07
Matthew Belson           66,350 (2)      0.2
The Jerome Belson
   Foundation, Inc.     330,000 (3)      1.1
Marjorie Belson          30,000 (2)      0.1
Brianne Goldstein            -0-         -
Joshua Goldstein             -0-         -
Toby Goldstein               -0-         -
Jaclyn Belson                -0-         -
Jonathan Belson              -0-         -
-----------------

* Based upon 30,767,147 shares reported by the Company in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 to be outstanding as of July 31, 2002.

(1) Consists of 1,013,950 shares (including 20,000 shares issuable under presently exercisable call options held by Mr. Belson) as to which Mr. Belson has sole voting and investment power and 118,350 shares owned by his family members below over which they have granted to him revocable powers of attorney. Consequently, Mr. Belson may be deemed to share voting and investment power over such 118,350 shares.

(2) Voting and investment power over these shares is shared with Jerome Belson by reason of the named owner's grant to him of a power of attorney covering such shares.

(3) Jerome Belson is the President and a director of the Foundation and, consequently, may be deemed to be a beneficial owner of such shares. Neither the filing of this Schedule nor any of its contents shall be deemed to be an admission that Mr. Belson owns any shares of the Company beneficially owned by the Foundation for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

     (d) Between June 30, 2002 and the date of this Amendment none of the persons filing this Schedule 13D has effected any transactions in the Common Stock of the Company except as set forth in Annex A hereto. All transactions reported in Annex A were open market transactions.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September  13,  2002

                          /s/  Jerome  Belson
                          ----------------------------
                          Jerome  Belson

                          /s/ Maxine Belson
                          ----------------------------
                          Maxine  Belson

                          /s/ Matthew Belson
                          ----------------------------
                          Matthew  Belson

                          The  Jerome  Belson  Foundation

                          By:  /s/  Jerome  Belson
                          ----------------------------
                          Jerome  Belson,  President

                          /s/  Marjorie  Belson
                          ----------------------------
                          Marjorie  Belson

                         /s/  Brianne  Goldstein
                         ----------------------------
                         Brianne  Goldstein

                         /s/  Joshua  Goldstein
                         ----------------------------
                         Joshua  Goldstein

                         /s/  Toby  Goldstein
                         ----------------------------
                         Toby  Goldstein

                         /s/  Jaclyn  Belson
                         ----------------------------
                         Jaclyn  Belson

                         /s/  Jonathan  Belson
                         ----------------------------
                         Jonathan  Belson

                                                                         ANNEX A


 Date   Transaction   Price  Shares
 ----   -----------   -----  ------

Jerome Belson

7/1/02    Purchase $8.331   5,000
7/10/02    Sale     4.400   4,800
7/10/02    Sale     4.398   1,000
7/12/02    Sale     6.091   4,000
7/12/02    Sale     6.850   2,000
7/12/02    Sale     4.109  20,000
7/12/02    Sale     4.130  20,000
7/12/02    Sale     4.130  20,000
7/12/02    Sale     3.910  20,000
7/15/02    Sale     3.799  25,000
7/16/02    Sale     4.250  10,000
7/16/02    Sale     3.950  15,000
7/16/02    Sale     4.100  33,000
7/16/02    Sale     3.990   5,000
7/16/02    Sale     4.110   2,000
7/16/02    Sale     4.020   5,000
7/16/02    Sale     4.347   5,000
7/16/02    Sale     3.870   7,500
7/16/02    Sale     3.900   7,500
7/16/02    Sale     3.999  10,000
7/17/02    Sale     4.630   5,000
7/17/02    Sale     4.569   5,000
7/19/02    Sale     3.961   4,000
 8/5/02    Sale     3.999   1,400
 8/5/02    Sale     3.999   5,000
 8/5/02    Sale     3.999   8,000
 8/5/02    Sale     4.055   3,000
 8/5/02    Sale     3.999   2,100
 8/5/02    Sale     4.030   2,100
 8/6/02    Sale     4.150   4,400
 8/6/02    Sale     3.999   1,300
 8/6/02    Sale     4.080   5,000
 8/6/02    Sale     3.994   2,400
 8/6/02    Sale     4.050     100
 8/6/02    Sale     4.100     800
 8/6/02    Sale     4.050   1,100
 8/6/02    Sale     3.999   2,350
 8/6/02    Sale     4.120   2,500
 8/6/02    Sale     4.100   1,400
 8/6/02    Sale     4.030     500
 8/6/02    Sale     4.130     600
 8/6/02    Sale     4.050   1,400

 8/7/02    Sale     3.999   3,425
 8/7/02    Sale     3.999   1,850
 8/7/02    Sale     3.999   2,100
 8/7/02    Sale     3.999   2,650
 8/7/02    Sale     3.999  15,975
 8/8/02    Sale     3.900   1,700
 8/8/02    Sale     3.950   1,500
 8/8/02    Sale     3.950   1,200
 8/8/02    Sale     3.900   2,100
 8/8/02    Sale     3.932     850
 8/8/02    Sale     3.999   1,100
 8/8/02    Sale     3.940     650
 8/9/02    Sale     3.925     602
 8/9/02    Sale     3.900   1,000
8/13/02    Sale     3.820   2,500
8/13/02    Sale     3.800   1,700
8/14/02    Sale     3.692   1,582
8/15/02    Sale     3.800   3,400
8/15/02    Sale     3.693      68
8/15/02    Sale     3.800     300
8/16/02    Sale     3.850   6,500
8/16/02    Sale     3.800  10,600
8/16/02    Sale     3.820   2,000
8/16/02    Sale     3.900   1,000
8/16/02    Sale     3.800   6,100
8/16/02    Sale     3.800   4,000
8/16/02    Sale     3.850  23,100
8/19/02    Sale     4.050   2,500
8/19/02    Sale     4.050   2,500
8/19/02    Sale     4.070   2,500
8/19/02    Sale     4.060   3,000
8/19/02    Sale     4.250     800
8/19/02    Sale     4.240   1,700
8/19/02    Sale     4.486   3,000
8/19/02    Sale     4.320   2,650
8/19/02    Sale     4.150   1,400
8/19/02    Sale     4.400   1,200
8/19/02    Sale     4.200   2,500
8/19/02    Sale     4.200   2,100
8/19/02    Sale     4.150   1,900
8/19/02    Sale     4.170     100
8/20/02    Sale     4.870   2,300
8/20/02    Sale     4.650   2,500
8/20/02    Sale     4.740   1,000
8/20/02    Sale     4.730   2,000
8/20/02    Sale     4.480   2,500
8/20/02    Sale     4.927   3,650

8/20/02    Sale             4.800   3,000
8/21/02    Sale             4.780   4,200
8/21/02    Sale             4.880     750
8/21/02    Sale             4.900   3,500
8/21/02    Sale             4.900   5,000
8/21/02    Sale             4.780   2,500
8/21/02    Sale             4.820   3,000
8/21/02    Sale             4.780     698
8/21/02    Sale             4.900     750
8/21/02    Sale             4.560      50

December 2002 $5.00 call options

7/30/02  Purchase           0.924  15,400
7/30/02  Purchase           0.869   4,600


Maxine Belson

7/17/02    Sale             4.600  49,000
7/17/02    Sale             4.595   1,000
8/21/02    Sale             4.847  13,500
8/21/02    Sale             4.850   3,800
8/21/02    Sale             4.870     700
8/21/02    Sale             4.810   3,650
8/21/02    Sale             4.820     100
8/22/02    Sale             5.350     200
8/22/02    Sale             5.250     500
8/22/02    Sale             5.376     500
8/22/02    Sale             5.240   1,200
8/22/02    Sale             5.300   1,250
8/22/02    Sale             5.340   2,000
8/22/02    Sale             5.290   2,300
8/22/02    Sale             5.180   2,500
8/22/02    Sale             5.260   3,000
8/22/02    Sale             5.300   3,500
8/22/02    Sale             5.180   6,000
8/22/02    Sale             5.250   3,000
8/22/02    Sale             5.011     300

Matthew Belson

7/17/02    Sale             4.200  19,500
7/17/02    Sale             4.210     400
7/17/02    Sale             4.150     100
8/22/02    Sale             5.387   1,150
8/22/02    Sale             5.400   4,500


Brianne Goldstein

 8/2/02    Sale             4.054   3,500

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


Joshua Goldstein

 8/2/02    Sale             4.015   4,000

Toby Goldstein

 8/2/02    Sale             3.924   1,000
 8/2/02    Sale             3.904   2,500


Jaclyn Belson

 8/2/02    Sale             3.954   3,700


Jonathan Belson

 8/2/02    Sale             3.954     500
 8/2/02    Sale             3.914     500
 8/2/02    Sale             3.954     500
 8/2/02    Sale             3.894     500
 8/2/02    Sale             4.004   1,500
 8/2/02    Sale             3.914     500



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